EXHIBIT 10.1

Contract of Employment (amended as of June 15, 2009)

with

Iron Mountain Belgium NV

Marc Duale

This document and the covering offer letter, together with the general terms and conditions of employment contained in the employee handbook, comprises the Contract of Employment between Marc Duale and Iron Mountain Belgium NV, (hereafter referred to as ‘the Company’ or ‘Iron Mountain’).

1.             Details of your position

Secondment:

Following your recent promotion as President, Iron Mountain International, we agree that you need to spend more time in Asia Pacific to define our growth strategy in this theatre, particularly in China, India and Australia.  Consequently, Iron Mountain is seconding you to Hong Kong for an expected time period of 3 years.

Effective Date of Amendment:	Your employment with Iron Mountain started May 8, 2006. This amendment commences as of June 15, 2009.

Job Title:

President, Iron Mountain International.  In this post, you will be responsible for Iron Mountain’s business throughout the Europe, Asia Pacific and Latin America theatres; however,  you may be required to carry out any other duties as determined by the management from time to time.

Reporting to:	Bob Brennan, President and Chief Executive Officer, Iron Mountain Incorporated.

Place of Work:

You will maintain an office in Hong Kong and wherever else appropriate to your business commitments and travel.  Due to the international business of Iron Mountain, you will be performing your services around the world.

2.             Remuneration

Salary:

For the period from June 15, 2009 to December 10, 2009, your base salary will continue to be £414,475 per annum.  From December 10, 2009 onward your base salary will be €517,830 per annum and paid in 13,92 installments.

Your salary will continue to be paid into your bank account in Belgium on the 28th day of each month or the Friday before if the 28th falls on a Saturday and the Monday thereafter if it falls on a Sunday.

Executive Bonus Scheme:

Your total annual incentive compensation opportunity for 2009 will continue to be 60% of your eligible earnings. Your total annual incentive compensation opportunity for 2010 will be 80% of your eligible earnings.  Your incentive compensation is comprised of several components.  Please refer to your Incentive Compensation Plan document for specific component details.

The plan will be payable annually, on or before March 15th following the calendar year end, subject to the completion of financial reporting and approval processes.  To receive payment, you must be actively employed at the time of payment.

The Company reserves the right to review this plan, normally on an annual basis.

Housing Allowance:

This remains per your current arrangements, no additional payments will be made regarding your stay in Hong Kong.

Children’s’ Education Fees:

This remains per your current arrangements, no additional payments will be made regarding your stay in Hong Kong.

Car / Car Allowance:

You will continue to have the option of a company car up to a capital value of €74,944 or a car allowance up to a maximum of €24,981 per year.  If you chose the car allowance, Iron Mountain will also provide a yearly motor insurance supplement, which is currently €812 per annum.  The amount of supplement used will be taxed as a benefit in kind.  This supplement may be reviewed by the company on a yearly basis, in line with market fluctuations for insurance.  You also have the option of a fuel card or cash allowance of €2,498 per annum.  Please refer to the Executive Car Policy enclosed for full details of terms and conditions.

Work Permit / Visa Procedures:

The Company will continue to undertake the necessary work permit/visa procedures for you to work legally in Hong Kong.  This will be handled by Ernst & Young Hong Kong and paid for by the Company or another entity of Iron Mountain.

3.             Currency

All payments made after the execution of this Agreement will be paid out in Euros (€).

4.             Personal Travel:

Your home country for travel allowance will be considered as Hong Kong.  Visits to your family outside of Hong Kong should be accommodated within planned business trips or personal holiday.

5.             Holidays

Your holiday entitlement will be 25 days per annum plus all Hong Kong public and Belgian public holidays.

Note that you may not carry forward unused holiday entitlement to another year.  Unearned holiday will be deducted from your final pay.

6.             Sickness

In case of incapacity arising from illness or accident, you will warn the Company (if needed by telephone) before 10 a.m. on the first working day of incapacity.

In addition, within 48 hours following the beginning of the incapacity, you will provide the Company with a medical certificate proving the incapacity, stating its possible duration and specifying whether you are allowed to go out or not.

In case of prolongation of the incapacity, you are bound to warn the Company thereof and to provide the Company with a new medical certificate within the 48 hours.

Any unjustified absence may be regarded by the Company as a serious cause justifying the termination of the contract without prior notice nor indemnity.

The Company may request an independent medical report on your health and/or request that you undergo a medical examination if you are absent from work due to illness for more than 4 consecutive weeks, or if you are taking frequent short periods of absence.  Please refer to the Company’s Absence Policy for further details.

7.             Discretionary Benefits

Life Assurance:

The Company will provide life assurance cover equivalent to 4 times the amount of your basic annual salary from the date you join the Pension Scheme.  This cover is subject to joining the pension scheme.

Medical Insurance:	You will join the Company’s International Medical insurance plan through CIGNA. Full family cover will remain available. Additional details of the plan will be provided to you under separate cover.

Stock Options:	You have participated in the Iron Mountain 2002 Stock Option Plan and your entitlement in this respect remains unchanged.

Tax Assistance:

You will be liable for your personal taxes and the filing of your tax returns.  For the duration of your time in Hong Kong the Company will reimburse the cost of annual tax returns declarations up to an annual expense not to exceed €5,000.  To assist Iron Mountain in satisfying its tax reporting obligations in the various jurisdictions in which you work, you agree to provide Iron Mountain Incorporated’s Vice President of Compensation & Benefits with a report in the first month of each calendar quarter providing the allocation of days per jurisdiction in the preceding quarter.

8.             Termination

The present contract may be terminated by each party in accordance with the provisions of the Act of July 3rd, 1978.

Pursuant to S. 82, §5 of the aforementioned Act, the parties agree that the Company will observe, after the completion of the trial period, a notice period of minimum 4 months. This period shall be increased by a further period of three months at the beginning of each period of five years service with the same employer.  Bonus payments will be made at the discretion of the Chief Executive Officer of Iron Mountain Incorporated.

You will at any time upon request, and in any event upon the termination of your employment, return to the Company all Company property in your possession or under your control including computer hardware, documents, disks and tapes.  On leaving the Company you will also be required to advise your line Manager of all access codes and passwords within your knowledge, which relate to your employment with the Company.

Upon the termination of your employment with Iron Mountain, you will return to Iron Mountain all its property, including, without limitation, keys, telephones, computers, PDAs, documents, records, electronic data and files, notes, papers, reports and customer lists, and shall not keep originals or copies of such property, regardless of the medium on which it is stored.

9.             Conflict of Interest

You should not, directly or indirectly, engage in any other business activity or be concerned in any other business which is similar to or competes with that carried out by the Company.

You must seek written consent from the Chief Executive Officer of Iron Mountain Incorporated before you become involved in a business capacity with any competitor, supplier or customer in circumstances which could be perceived to compromise your position with the Company.  You must also inform the Chief Executive Officer of Iron Mountain Incorporated should any of your immediate family members become so involved.

10.          Confidentiality

You shall carefully guard and keep confidential all information concerning the business, contemplated future business, prospects and any other affairs of Iron Mountain that Iron Mountain regards as confidential, proprietary or private in nature, whether or not so labeled (hereafter, “Confidential Information”). You acknowledge and agree that (a) Iron Mountain’s methods of operation, software and computer programs developed by or for Iron Mountain for use in its business, the identity of customers and prospects, pricing and marketing strategies, service offerings and sales techniques, and other forms of non-public information developed or used by Iron Mountain and maintained on a confidential basis, constitute Confidential Information and are highly valuable to lron Mountain: (b) your unauthorized disclosure or use of Confidential Information could irreparably damage Iron Mountain; and (c) as an employee of Iron Mountain, you have or will have access to (and receive compensation from lron Mountain to use, develop and/or contribute to the development of) such Confidential Information.

11.          Disclosure of Information

You may not disclose to any person or organisation any Confidential or proprietary information acquired by you in the course of your employment.  This includes any information which the Company considers confidential (e.g. business plans, projects, products and processes; or details of its current or prospective customers) and the disclosure of which may damage the interests of the Company or any actual or potential customer.

Where your work involves matters which are confidential or secret to the Company or its customers or involves entering customer premises where security checks are required, you may be required to provide further particulars to the Company or relevant party as the Company may direct in order to undergo the appropriate checks in accordance with the Data Protection Act 1992.

In addition you must also keep confidential at all times any personal data held by the Company to which you may have access.

12.          Non-Competition

Since you operate within an international field of activities, and / or has important economic, technical and financial interests in international markets, and since you are involved in activities which allow you to directly or indirectly gain knowledge of practices specific to the Company, of which the use outside the Company could be disadvantageous, the following is explicitly agreed between us:

You agree not to compete with the Company and its affiliates in case of termination of the present contract in accordance with the legal requirements and the applicable collective bargaining agreement concerning the international non-compete clause, either by directly or indirectly acting in your own name or by entering into service of another employer.

The clause will always be applicable in case of termination of the employment contract by you, whatever the reason for the dismissal would be.

This obligation:

a.                                     is applicable to activities similar to those exercised by you with the employer; this includes amongst other activities of the following entities: Brambles Limited, Cintas Corporation, Dell, Inc., Fujitsu, Hewlett Packard Company, International Business Machines Corp., Canon, Oce Business Services, Oracle Corp., Pitney Bowes, Inc., Recall Corporation, Xerox Corporation. This list is however not limitative.

b.                                    is related to countries; Australia, Belgium, Brazil, Canada, Chile, China, France, Germany, Hong Kong, India, Italy, Luxembourg, Mexico, Netherlands, Russia, Spain, the United Kingdom, and the United States

c.                                     is limited to a duration of twenty-four months, starting on the day that the employment contract has ended.

Within 15 days after the termination, the Company may renounce the application of the present non-competition clause. If the Company does not renounce its application, you will be entitled (at the end of this period) to a non competition indemnity equal to the salary you would have earned for 50% of the duration time of the obligation of non-compete. This indemnity has to be calculated based on the current gross monthly remuneration.

In the event of any breach of the present non competition clause by you, you will be bound to refund the sum that the Company will have paid in compliance with this Section 12 and you will furthermore be held to pay an equivalent sum, without prejudice to the Company’s right to prove and claim additional damage.

The Company can at any moment reduce the duration of the present non competition clause. In that case, the aforementioned indemnity will be reduced proportionally.

13.          Non-Solicitation

Following employment with the Company and for 12 months following the termination of employment, you shall not, directly or indirectly, on behalf of yourself or any other person or entity, solicit business from any actual or prospective customer or client of the Company or its affiliated companies with which he had contact during the 12 months prior to the termination, nor shall you attempt to induce any such actual or prospective customer or client to terminate its relationship with lron Mountain or any of its affiliated companies.

Following employment with the Company and for 12 months following the termination of employment, you will not, directly or indirectly, on behalf of yourself or others, hire, attempt to hire, solicit for employment, seek to retain on an independent contractor or consultant basis, or in any way encourage the departure, resignation or other termination of employment of, any employee of the Company or its affiliated companies,

14.          Non-Disparagement

During your employment with Iron Mountain and for all time thereafter, you will not do any act, engage in any conduct, or make or publish any untrue or misleading statement that will demean or otherwise adversely affect the name, reputation, or business interests of Iron Mountain.

15.          Inventions

You shall fully disclose as soon as possible in writing to lron Mountain all ideas, inventions and developments (including those related to software, computer programs or processes, and including improvements upon existing software or processes), made or conceived by you, solely or jointly with another or others, during your employment with Iron Mountain and relating to any present or contemplated business of Iron Mountain, you acknowledge and agree that any such ideas, inventions and developments are, and shall remain, the exclusive property of lron Mountain.

You shall promptly review and execute applications for copyright registration and/or patents of the United States and of such foreign countries as Iron Mountain may elect, for such of the inventions and developments contemplated above as Iron Mountain may direct, which said applications shall be prosecuted at the expense of lron Mountain by attorneys chosen by Iron Mountain. You shall execute and deliver assignments to lron Mountain for your entire right, title and interest in and to said inventions and developments and the applications and the letters patent therefore. You shall execute all papers essential or desirable to carry out the spirit and intent hereof, and shall give all reasonable assistance in establishing, protecting, maintaining, and transferring the rights of lron Mountain in said inventions, developments, applications and letters patent.

16.          Use of Company Facilities

Any company property, data, facilities or resources to which you have access during your employment are available solely for business purposes.  You agree that you will not use any such assets or resources or services to which you have access for any other purpose.  You are responsible for taking reasonable care of all company property (including data entrusted to you) during your employment.

Access to the Internet is granted to all employees with an appropriate business need.  You will be required to adhere to the Company Policy with regard to the use of the IT equipment and systems to which you are given access.  Subsequent failure to comply with this policy may result in disciplinary action.

17.          Policies and Procedures

You must comply at all times with the Company’s rules policies and procedures relating to equal opportunities, harassment, health and safety, compliance, external interests and all other rules and procedures introduced by the Company from time to time.  For the avoidance of doubt such rules, policies and procedures are not incorporated by reference into this agreement and they can be changed, replaced or withdrawn at any time at the discretion of the Company.  Breach of any company rules, policies or procedures may result in disciplinary action.

A full copy of the Company’s disciplinary and grievance procedures can be found in the employee handbook.

18.          Hours of Work

Your contracted hours of work will be 37.5 hours per week, Monday to Friday.  You will normally be required to work between the hours of 09.00am and 5.30pm with one hour for lunch.

Taking into account your managerial function and position of trust, as well as the amount of the remuneration received, you commit yourself to performing the possible extra tasks required by the needs of the service.

The remuneration linked to this overtime is included in the your monthly remuneration.

19.          Collective Agreements

Your employment with the Company will be subjected to all rules of Belgian law, including all collective bargaining agreements concluded inside the Joint Labour Committee n°218.

20.          Variation of Contractual Terms and Conditions

These terms and conditions which make up your contract of employment as defined above are subject to amendment or variation by the issue of individual or general statements of those changes to be introduced and to be agreed with the employee.  The Company will give reasonable notice and seek agreement to any such changes.

21.          Relation to Previous Employment Contract

Your date of employment will remain as per your previous employment contract (May 8, 2006), particularly for the purposes of calculating any service related benefits or rights. Furthermore, the General Terms & Conditions of Employment remain in force with the change that also for these terms the following Section regarding Applicable Law and Jurisdiction applies.  Apart from this, the old employment contract of May 2006 and Confidentiality and Non-Competition Agreement of September 19, 2008 are replaced by this contract.

22.          Applicable Law / Jurisdiction

For the purposes of this Contract the applicable Law will be Belgium Law and if any disputes arise these will be dealt with in the Courts of Brussels.

23.          Acceptance of Offer

I hereby accept the terms & conditions of employment as contained in this Contract of Employment

Signed:	/s/ Marc A. Duale

Name:	Marc A. Duale

Dated:	December 18, 2009